1 SKILLZ 2020 OMNIBUS INCENTIVE PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of May 11, 2022 (the “Grant Date”) by and between Skillz Inc., a Delaware corporation (the “Company”), and Jerry Bruckheimer (the “Participant”), pursuant to the Skillz Inc. 2020 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan. WHEREAS, the Company has adopted the Plan in order to grant Awards from time to time to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates; and WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Administrator has determined that it is in the interest of the Company to make this grant to the Participant. NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows: 1. Grant and Vesting of Restricted Stock Units. (a) Shares Subject to Award. As of the Grant Date, the Participant will be credited with 381,679 Restricted Stock Units. Each Restricted Stock Unit is a notional amount that represents the right to receive one Share of Class A Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, if and when the Restricted Stock Unit vests. (b) Vesting. The Restricted Stock Units shall vest according to the schedule set forth on the Appendix hereto, subject to the Participant’s continuous service (“Service”) with the Company under the Consulting Agreement between the Participant and the Company effective as of April 1, 2022 (the “Consulting Agreement”) from the Grant Date through each vesting date. 2. Rights as a Stockholder. (a) Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Restricted Stock Unit or that Share. DocuSign Envelope ID: A0BA1B0B-4B90-4709-9FF8-0712C688E33C

2 (b) If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited). 3. Termination of Service; Breach of Restrictive Covenants. (a) In the event of termination of the Consulting Agreement by the Company pursuant to Section 9.1 thereof (for convenience), by Participant pursuant to Section 9.3 thereof (for Good Reason) or termination due to the Participant’s death or disability, any Restricted Stock Units granted hereunder that remain unvested as of the date of termination shall accelerate and vest in full effective as of the effective date of termination. (b) In the event of termination of the Consulting Agreement by Participant pursuant to Section 9.1 thereof (for convenience) or by the Company pursuant to Section 9.2 thereof (for Cause), vesting shall cease and any Restricted Stock Unit unvested as of the date of termination shall be forfeited. 4. Timing and Form of Payment. Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Restricted Stock Unit (but in any event no later than 30 days following the vesting of such Restricted Stock Unit). Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time. 5. Tax Withholding. The Company does not intend to withhold cash or Shares that are distributable to the Participant in order to satisfy any federal, state, or local withholding tax requirements relating to such transaction; it shall be the Participant’s sole responsibility to pay any taxes due in connection with the vesting of any Restricted Stock Unit granted hereunder. 6. Nontransferability of Restricted Stock Units. The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Administrator shall establish, to a permitted transferee. DocuSign Envelope ID: A0BA1B0B-4B90-4709-9FF8-0712C688E33C

3 7. Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his or her lifetime. 8. Adjustments. The Shares subject to the Restricted Stock Units may be adjusted in any manner as contemplated by Section 5 of the Plan. 9. Requirements of Law. The issuance of Shares following vesting of the Restricted Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon vesting of any portion of the Restricted Stock Units granted hereunder, if such issuance would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws. 10. No Guarantee of Continued Service. Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service. 11. No Rights as a Stockholder. Except as provided in Section 2 above or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Restricted Stock Units granted hereunder prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company. 12. Interpretation; Construction. Any determination or interpretation by the Administrator under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control. 13. Miscellaneous. (a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax, as follows: (i) If to the Company: Skillz Inc. P.O. Box 445 San Francisco, CA 94104 Attention: Equity@Skillz.com (ii) If to the Participant, to the Participant’s last known home address, DocuSign Envelope ID: A0BA1B0B-4B90-4709-9FF8-0712C688E33C

4 or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed. (b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. (c) No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company. (d) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder. (e) Entire Agreement; Amendment. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter (provided, that this Agreement shall not supersede any written employment agreement, consulting agreement or other written agreement between the Company and the Participant). This Agreement may be amended as provided in the Plan. (f) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. DocuSign Envelope ID: A0BA1B0B-4B90-4709-9FF8-0712C688E33C

5 (g) Code Section 409A Compliance. The Restricted Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly, and each payment hereunder shall be considered a separate payment. Notwithstanding any provision of this Agreement, to the extent that the Administrator determines that any portion of the Restricted Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Administrator reserves the right to amend, restructure, terminate or replace such portion of the Restricted Stock Units in order to cause such portion of the Restricted Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section. (h) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. (i) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. [Signature Page Follows] DocuSign Envelope ID: A0BA1B0B-4B90-4709-9FF8-0712C688E33C

DocuSign Envelope ID: A0BA1B0B-4B90-4709-9FF8-0712C688E33C

DocuSign Envelope ID: A0BA1B0B-4B90-4709-9FF8-0712C688E33C

Appendix: Vesting Schedule

Date	Quantity
6/30/2022	47,710
9/30/2022	47,710
12/31/2022	47,710
3/31/2024	47,710
6/30/2023	47,710
9/30/2023	47,710
12/31/2023	47,710
3/31/2024	47,709

ACTIVE 279738862